Exhibit 10.4

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”) is made and entered into as of February 7, 2020, by and among Landscape Acquisition Holdings Limited, a company incorporated with limited liability under the laws of the British Virgin Islands (the “Company”), Centerbridge Partners Real Estate Fund, L.P. (“CB Real Estate”), Centerbridge Partners Real Estate Fund SBS, L.P. (“CB Real Estate SBS”), and Centerbridge Special Credit Partners III, L.P. (“CB Credit”) (each of CB Real Estate, CB Real Estate SBS and CB Credit an “Investor” and together, the “Investors”). The Investors and the Company are each referred to as a “Party” and together are referred to as the “Parties”. The Company’s Board of Directors is referred to herein as the “Board.”

RECITALS

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of November 19, 2019 with AP WIP Investments Holdings, LP (“AP WIP”), Associated Partners, L.P., APW OpCo LLC, LAH Merger Sub LLC and Associated Partners, L.P., as representative of the Company Partners, pursuant to which the Company will acquire AP WIP from its partners in exchange for cash, ordinary shares, no par value, of the Company (“Ordinary Shares”), Series B Founder Preferred Shares of the Company (“Series B Founder Shares”) and equity units in APW OpCo LLC, a wholly-owned subsidiary of the Company (“OpCo”) (together with the other transactions related thereto, the “Transaction”);

WHEREAS, the Company and the Investors have entered into that certain Subscription Agreement dated as of November 19, 2019 (the “Subscription Agreement”), which provides for, among other things, the purchase by the Investors of Ordinary Shares substantially concurrently with the consummation of the Transaction;

WHEREAS, (a) the Company, (b) William Berkman, Berkman Family Investments, LLC, a Delaware limited liability company, Scott Bruce and Richard Goldstein, who, upon consummation of the Transaction will own Ordinary Shares, Series B Founder Shares and equity units of OpCo which are exchangeable into securities of the Company (the “AG Investors”), (c) TOMS Acquisition II LLC, a Delaware limited liability company that upon consummation of the Transaction will own Ordinary Shares and Series A Founder Preferred Shares of the Company (“Series A Founder Shares”) (the “Toms Investor”) and equity units of OpCo, (d) Imperial Landscape Sponsor LLC, a Delaware limited liability company that upon consummation of the Transaction will own Ordinary Shares and Series A Founder Shares (the “Imperial Investor”) and (e) Digital Landscape Partners Holding LLC, a Delaware liability company (the “Digital Investor” and, together with the Toms Investor and the Imperial Investor, the “Landscape Investors”) and equity units of OpCo have agreed to enter into a Shareholders Agreement effective as of the consummation of the Transaction (the “Shareholders Agreement”) pursuant to which the AG Investors and the Landscape Investors each agreed to vote or cause to be voted all Voting Securities (as defined below) of the Company beneficially owned by them in favor of all director nominees that are nominated by the Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Company Nominees”) and against any other director nominees; and

WHEREAS, in connection with the Investors’ purchase of the Ordinary Shares pursuant to the Subscription Agreement, the Investors have agreed, for a period of one year following the consummation of the Transaction, to vote all Voting Securities of the Company currently owned or hereafter acquired by the Investors in favor of the election of the Company Nominees.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Agreement to Vote. Each Investor, as a beneficial owner of Voting Securities of the Company, hereby agrees on behalf of (i) itself and (ii) any affiliate of each Investor that beneficially owns or controls any Voting Securities, now owned or subsequently acquired (including, without limitation any Voting Securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such Voting Securities or other securities) to hold all such Voting Securities subject to, and to vote all such Voting Securities at a regular or special meeting of shareholders (or by written consent) in accordance with, the provisions of this Agreement. For purposes of this Voting Agreement, the term “Voting Securities” shall mean securities having the right to vote generally in any election of directors or comparable governing body which, for the avoidance of doubt shall include, all classes of the Company’s Ordinary Shares.

2.

Voting Provisions Relating to the Board; Election of Directors. In any election of directors of the Company at which the Investors are entitled to vote, each Investor shall, and shall cause any affiliate of each Investor that beneficially owns or controls any Voting Securities (each an “Investor Holder” and collectively, the “Investor Holders”) to, vote at any regular or special meeting of shareholders (or by written consent) all Voting Securities then beneficially owned by such Investor or Investor Holder to elect the Company Nominees and against the removal of a Company Nominee that is subsequently elected to the Board who is subject to removal without cause.

3.

Covenant. Each Investor shall, and shall cause each Investor Holder to, take all actions necessary to cause the nomination of the Company Nominees in accordance with Section 3.01 of the Shareholders Agreement, for election and appointment as directors of the Company. Each Investor shall, and shall cause each Investor Holder to not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed by such Investor or Investor Holder hereunder, but will at all times in good faith assist reasonably in the carrying out of all of the provisions of this Agreement.

4.

No Liability for Election of Recommended Directors. No Party to this Agreement, nor any officer, director, shareholder, partner, member, employee or agent of any such Party, makes any representation or warranty as to the fitness or competence of the nominee of any Party hereunder to serve on the Board by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such nominee pursuant to this Agreement.

5.	Remedies.

5.1. Grant of Proxy and Power of Attorney; No Conflicting Agreements. Each Investor hereby constitutes and appoints as the proxies of such Investor, and hereby grants a power of attorney, to (a) the President of the Company and (b) a shareholder or other person designated by the Board, and each of them, with full power and substitution, with respect to the matters set forth herein, and hereby authorizes each of them to represent and to vote, if and only if such Investor (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner which is inconsistent with the terms of this Agreement, all of such Investor’s Ordinary Shares in the manner provided in Sections 1 and 2 hereof, and hereby authorizes each of them to take any action necessary to give effect to the provisions contained in Sections 1 and 2 hereof. Each of the proxy and power of attorney granted in this Section 5.1 is given in consideration of the agreements and covenants of the Parties in connection with the transactions contemplated by this Agreement and the Subscription Agreement and, as such, each is coupled with an interest and shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 5 is amended to remove such grant of proxy and power of attorney in accordance with Section 6.5 hereof. Each Investor hereby revokes any and all previous proxies or powers of attorney with respect to such Investor’s Ordinary Shares and shall not hereafter, until this Agreement terminates pursuant to its terms or this Section 5 is amended to remove this provision in accordance with Section 6.5 hereof, grant, or purport to grant, any other proxy or power of attorney with respect to such Ordinary Shares, deposit any of such Ordinary Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or power of attorney or give instructions with respect to the voting of any of such Ordinary Shares, in each case, with respect to any of the matters set forth in this Agreement.

5.2. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any other Party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

5.3. Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

6.	Miscellaneous.

6.1. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; or if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 6.2).

6.3. Term. This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (a) transfer by the Investor or any Investor Holder of all Voting Securities owned by it to any person that is not an Investor Holder or an affiliate of the Investor or an Investor Holder or (b) the one-year anniversary of the date of the consummation of the Transaction.

6.4. Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

6.5. Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Parties hereto. Any amendment or waiver so effected shall be binding upon all the Parties hereto and all Parties’ respective successors and permitted assigns, whether or not any such Party, successor or assign entered into or approved such amendment or waiver.

6.6. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.7. Binding Effect on Heirs, Successors and Assigns. In addition to any restriction on transfer that may be imposed by any other agreement by which any Party hereto may be bound, this Agreement shall be binding upon the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

LANDSCAPE ACQUISITION HOLDINGS LIMITED

By:	/s/ Noam Gottesman
Name: Noam Gottesman
Title: Director

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

CENTERBRIDGE PARTNERS REAL ESTATE FUND, L.P. By: Centerbridge Partners Real Estate Associates, L.P., its general partner By: CSCP III Cayman GP Ltd., its general partner
By:	/s/ William D. Rahm
Name: William D. Rahm
Title: Authorized Signatory

CENTERBRIDGE PARTNERS REAL ESTATE FUND SBS, L.P. By: CCP SBS GP, LLC, its general partner
By:	/s/ William D. Rahm
Name: William D. Rahm
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS III, L.P. By: Centerbridge Special Credit Partners General Partner III, L.P., its general partner By: CSCP III Cayman GP Ltd., its general partner
By:	/s/ Vivek Melwani
Name: Vivek Melwani
Title: Authorized Signatory

[Signature Page to Voting Agreement]